CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-137296 on Form S-4 of our report dated March 10, 2006 (September 12, 2006 and January 11, 2007, as to the effect of the discontinued operations described in Note 9 and the subsequent events described in Note 11), relating to the consolidated financial statements and financial statement schedules of Newkirk Realty Trust, Inc. and The Newkirk Master Limited Partnership appearing in this Current Report on Form 8-K of Lexington Realty Trust dated January 18, 2007.

DELOITTE & TOUCHE LLP
Boston, Massachusetts
January 18, 2007